UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 2, 2006

WALTER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida

33607

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 871-4811

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 1.01               Material Definitive Agreement

1.             Agreement with Gregory E. Hyland

On March 2, 2006, the Company and Gregory E. Hyland, Chairman, President and Chief Executive Officer of Walter Industries, Inc. (the “Company”) entered into an Agreement amending the Letter Agreement dated September 9, 2005. The March 2, 2006 Agreement, incorporated herein by reference and filed herewith as Exhibit 10.1, does not require that Mr. Hyland relocate to Tampa, Florida but requires such relocation to the new headquarters location of the corporate offices of Mueller Water Products, Inc., a subsidiary of the Company (“Muller Water”), within 120 days after the establishment of such corporate headquarters. The March 2, 2006 Agreement also allows Mr. Hyland to fulfill his obligation to invest $150,000 in the stock of the Company by purchasing the stock of either the Company or Mueller Water.

2.             Agreement with Mark O’Brien

Effective March 2, 2006, the Company has appointed Mark J. O’Brien, 63, currently an independent member of the Company’s Board of Directors, as Chairman and CEO of the Company’s Homes Business (consisting of its Homebuilding and Financing segments). In this new role, Mr. O’Brien will report to Mr. Hyland. Mr. O’Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a real estate investment firm, since September 2004. Mr. O’Brien served in various capacities at Pulte Homes, Inc. for 21 years, culminating in his appointment as President and Chief Executive Officer. He retired from that position in 2003.

Mr. O’Brien’s employment agreement with Walter Industries dated March 2, 2006 is attached as Exhibit 10.2.  His employment agreement provides for an annual base salary of $150,000, an annual target bonus of 100% of annual base salary, a car allowance of $2,000 per month, four weeks vacation each year, reimbursement of reasonable attorneys fees required in the negotiation of this agreement up to $10,000, an excise tax equalization payment if any payments under the agreement trigger an excise tax as defined in Sections 280G and 4999 of the Internal Revenue Code in an amount sufficient to cover the full cost of any excise tax and all additional federal, state and local income and employment taxes that arise on this additional payment, and other benefits generally applicable to senior executives of the Company.

The employment agreement also provides for a one-time grant of non-qualified stock options in an amount equivalent to 7.5% of the total combined equity of the Homes Business (or another vehicle that will deliver equivalent value). The per share strike price of these options shall be calculated by reference to a valuation of the Homes Business as a going concern conducted as soon as possible by a mutually agreeable, experienced valuation firm of national reputation.

Neither Mr. O’Brien nor any member of his immediate family has or has had any material interest in any transaction or proposed transaction with the Company.

Mr. O’Brien has no family relationship with any director or executive officer of the Company, or any affiliate. As a result of his assumption of these executive responsibilities, Mr. O’Brien will become a non-independent director of the Company. Mr. O’Brien’s term as a member of the Board of Directors of the Company will continue until the next annual meeting of the Company’s shareholders, subject to reelection to subsequent terms by the shareholders.

Item 9.01                                             Financial Statements and Exhibits

The following exhibits are filed herewith:

(d)	Exhibits

10.1	Agreement dated March 2, 2006 between the Company and Mr. Gregory E. Hyland

10.2	Agreement dated March 2, 2006 between the Company and Mr. Mark O’Brien

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

By:	/s/ Victor P. Patrick
Title:	Victor P. Patrick
Sr. Vice President, General Counsel
and Secretary

Date:  March 3, 2006